SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 11)*



                               LSI Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  502 16C 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 4 Pages

 CUSIP NO. 502 16C 10 8             13G                    Page   2  of 4  Pages


 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              James P. Sferra
              ###-##-####



------- ------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                   (b)

------- ------------------------------------------------------------------------
 3      SEC USE ONLY

------- ------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

------- ------------------------------------------------------------------------

                        5      SOLE VOTING POWER

       NUMBER OF                 187,508
        SHARES         ---------------------------------------------------------
     BENEFICIALLY       6      SHARED VOTING POWER
      OWNED BY
         EACH                     26,931
       REPORTING       ---------------------------------------------------------
      PERSON WITH      7      SOLE DISPOSITIVE POWER

                                 187,508
                       ---------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                 26,931
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              214,439
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.4%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

           IN
------- ------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


ITEM    1(a)   Name of Issuer:  LSI Industries Inc.

        1(b)   Address of Issuer's Principal Executive Office:

               10000 Alliance Road
               Cincinnati, Ohio 45242

        2(a)   Name of Persons Filing:             James P. Sferra

        2(b)   Address of Principal Business Office:

               10000 Alliance Road
               Cincinnati, Ohio 45242

        2(c)   Citizenship:         U.S.A.

        2(d)   Title of Class of Securities:      Common Stock, No Par Value

        2(e)   CUSIP No.:           502 16C 10 8

        3.     If this Statement is Filed Pursuant to Rules 13d-1(b) or
               13d-2(b), check whether the Person Filing is a:   N/A

        4.     Ownership:

               (a)    See Item 9 of cover page.
               (b)    See Item 11 of cover page.
               (c)    See Items 5-8 of cover page.

          Share numbers in Items 5, 7 and 9 include options for 19,018 shares that are exercisable within 60 days. Share numbers in Items 6, 8 and 9 include 26,931 shares held by Mr. Sferra's children of which shares Mr. Sferra disclaims beneficial ownership.

     5. Ownership of 5% or less of class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following. [X]

     6.   Ownership of more than 5% on behalf of another person:N/A

     7. Identification and classification of the subsidiary which acquired the security being reported by the parent holding company: N/A

     8.   Identification and classification of members of the group: N/A

                                                            Page 4 of 4 Pages


     9.     Notice of dissolution of group:               N/A

     10.    Certification:                  N/A




     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January 30, 1997                            /s/James P. Sferra
                                                  ----------------------------
                                                   James P. Sferra